UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2020

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TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100

Scottsdale, Arizona 85253

(Address of Principal Executive Offices) (Zip Code)

(480) 305-8910

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2020, TPI Composites, Inc. (the Company) announced that Linda Hudson, has been appointed to its Board of Directors (the Board). Ms. Hudson was appointed as a Class II Director on August 11, 2020, to serve for a term expiring at the Company’s 2021 annual meeting of stockholders, or until her successor is elected or qualified or until her earlier resignation or removal. Ms. Hudson also will serve on the Nominating and Corporate Governance Committee and Technology Committee of the Board.

From May 2014 to January 2020, Ms. Hudson served as the Chairperson and Chief Executive Officer of The Cardea Group, a management consulting firm that she founded. Ms. Hudson previously served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014. Ms. Hudson also served as President of BAE Systems’ Land and Armaments operating group, from October 2006 to October 2009. Prior to joining BAE Systems, Ms. Hudson served as Vice President of General Dynamics Corporation and President of its Armament and Technical Products business, and held various engineering, production operations, program management, and business development positions for defense and aerospace companies. Ms. Hudson holds a B.S. in Systems Engineering from the University of Florida.

Ms. Hudson currently serves as a director of Bank of America Corporation and Trane Technologies plc, formerly Ingersoll Rand, plc, and previously served as a director of The Southern Company from 2014 to July 2018.

In connection with her appointment as a director of the Company, Ms. Hudson received an option to purchase shares of the Company’s common stock with a total value of $60,000 and an exercise price of $29.56, pursuant to the Company’s Second Amended and Restated Non-Employee Director Compensation Policy (Director Compensation Policy) and the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the Plan). The option will have a term of ten years and will vest over four years (25% on the first anniversary date of the grant date and 25% on each yearly anniversary of the grant date thereafter); provided, however that the option will vest in its entirety upon a change of control of the Company. In addition, Ms. Hudson received an award of restricted stock units with a total value of $86,500 pursuant to the Director Compensation Policy and the Plan. The restricted stock units will vest in full on the earlier of the Company’s next annual shareholder meeting or the first year anniversary of the date of the grant so long as Ms. Hudson continues to serve on the Board through the vesting date. In addition, Ms. Hudson also will receive an annual cash fee of $75,000 (prorated for 2020) for serving on the Board and additional fees for her committee assignments in accordance with the Director Compensation Policy.

The Board has determined that Ms. Hudson will be an independent director for purposes of NASDAQ rules. In addition, Ms. Hudson was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions between Ms. Hudson and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Company will enter into its standard form of indemnification agreement with Ms. Hudson in connection with her appointment to the Board.

On August 11, 2020, the Company issued a press release regarding Ms. Hudson’s appointment, which is included as Exhibit 99.1 to this Form 8-K. The information in Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of TPI Composites, Inc, dated August 11, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: August 11, 2020	By:	/s/ Bryan Schumaker
Bryan Schumaker
Chief Financial Officer